Exhibit 99.1

Papa John’s Announces Resignation of J. Jude Thompson

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 15, 2011--Papa John's International, Inc. (NASDAQ: PZZA) today announced the resignation of J. Jude Thompson as President, Co-Chief Executive Officer and member of the Board of Directors. Thompson, who has been a director of Papa John’s since 2008 and an officer of the company since 2009, is leaving to spend time focusing on his interests in Arison Insurance Services, a Louisville-based insurance agency, and to pursue other opportunities.

“We thank Jude for his service to Papa John’s,” commented John H. Schnatter, the Company’s Founder, Chairman and Chief Executive Officer. “We’ve accomplished a lot during his three years with the company and we wish him well.”

Thompson is a principal and co-founder of Assurance Investment Partners, Inc., owner of Arison Insurance Services, a full-service insurance brokerage firm. Prior to joining Papa John’s, he had 20+ years in the insurance industry, including serving as Senior Vice President of WellPoint, Inc. and President, Individual Business of Anthem Blue Cross and Blue Shield.

With Thompson’s departure, Schnatter, 49, will assume sole responsibility for the chief executive officer role, while also continuing to serve as Chairman of the Board. He created the Papa John’s concept in 1984 and also serves as brand spokesperson.

Headquartered in Louisville, Kentucky, Papa John's International, Inc. is the world's third largest pizza company. For 10 of the past 11 years, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). Papa John's also was honored by Restaurants & Institutions Magazine (R&I) with the 2009 Gold Award for Consumers' Choice in Chains in the pizza segment. Papa John's is the Official Pizza Sponsor of the National Football League and Super Bowl XLV, XLVI and XLVII. For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.

CONTACT:
Papa John's International, Inc.
Chris Sternberg
Senior Vice President, Corporate Communications
502-261-4934